Exhibit 10.1

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is dated as of February 21, 2007 and is made by and between City National Bancshares Corporation, a New Jersey corporation and bank holding company under the Bank Holding Company Act of 1956, as amended (the “Borrower”), and The Prudential Insurance Company of America, a New Jersey stock insurance company (the “Lender”).

STATEMENT OF PURPOSE:

The Borrower has requested that the Lender extend credit to the Borrower in the form of a term loan (the “Loan”) in the amount of $5,000,000, for the purpose of making a subordinated loan to its wholly owned Subsidiary, City National Bank of New Jersey (“CNB”).

The Lender has agreed to make such extensions of credit on the terms and conditions set forth therein.

ACCORDINGLY, the parties hereto hereby agree as follows:

ARTICLE I - DEFINITIONS

1.01 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Affiliate”:  as to any Person, (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, including, without limitation, any joint venture of such Person, or (b) any Person who is a director or officer, or a shareholder or partner owning at least 25% of the voting equity, (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a).  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New Jersey are authorized or required by law to close.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligation”:  any rental obligation which, under GAAP would be required to be capitalized on the books of the Borrower or any Subsidiary, taken at the amount thereof accounted for as Indebtedness (net of interest expense) in accordance with GAAP.

“Closing Date”:  the date of this Agreement.

“CNB”: as defined in the Statement of Purpose.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated Loss Reserve Allowance”: the consolidated loss reserve allowance of the Borrower and its Subsidiaries determined in accordance with the Borrower’s underwriting standards or as required by law or any regulatory agency.

“Consolidated Operating Profit”: for any period, consolidated net income of the Borrower and its Subsidiaries for such period, plus all amounts deducted in calculating consolidated net income in respect of:

(i)            net interest expense (including amortization of debt discount and imputed interest on Capitalized Lease Obligations) on Indebtedness,

(ii)           taxes imposed on or measured by income or excess profit, and

(iii)          all charges for depreciation of fixed assets and amortization of intangibles, all determined in accordance with GAAP.

“Consolidated Non-Performing Loans”: Restructured Assets or loans made by the Borrower and its Subsidiaries which are not accruing or in which either a scheduled principal payment, interest payment or other anticipated economic return is past due for more than 90 days after the date originally scheduled for such payment.

“Consolidated Tangible Net Worth”: the aggregate amount of (a) capital stock (less any treasury stock, capital stock subscribed and unissued and other contra-equity accounts), (b) surplus, and (c) retained earnings of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding any (i) intercompany transactions, (ii) the net book value of all assets which would be treated as intangible under GAAP, and (iii) the cumulative amount of any net write-up or write-down of asset values after the date of the audit immediately preceding the Closing Date.

“Consolidated Total Assets”: the aggregate amount of assets carried on the books of the Borrower, on a consolidated basis after eliminating all intercompany items, in accordance with GAAP.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including without limitation any Indebtedness.

“Default”:  any of the events specified in ARTICLE VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Depository Institution Subsidiary”:  CNB and any federal or state chartered banking institution in which all of the Capital Stock is owned, directly or indirectly by the Borrower.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”:  any of the events specified in ARTICLE VIII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“FDIC”: the Federal Deposits Insurance Corporation or any successor agency.

“Federal Reserve Lender”:  a Federal Reserve Bank providing credit to the Lender.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Securities”: securities issued by the United Sates Treasury or any United States government agency.

“Guarantee Obligation”:  as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations of any other third Person in any manner, whether directly or indirectly or otherwise to assure or hold harmless the owner of any primary obligation against loss in respect thereof.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of letters of credit or acceptances issued or created for or for the account of such Person, (d) all obligations of such Person under currency exchange contracts or interest rate swap agreements, and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of insolvency.

“Investment”:  any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or any other investment in, any Person; provided, however, that any advance, loan or extension of credit (including the receipt of any collateral security therefor) made by a Depository Institution Subsidiary in the normal course of business is not an Investment under this Agreement.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquid Assets”: without duplication, the Borrower’s and each Subsidiary’s consolidated cash and cash equivalents, other short term Investments, securities available for sale, Government Securities, loans fully guaranteed by the Small Business Administration, excluding federal funds purchased and securities sold subject to repurchase obligations and reserves of the Borrower and each Subsidiary required by the Federal Reserve Bank.

“Liquidity Ratio”:  the ratio of Liquid Assets over Volatile Liabilities.

“Loan”:  as defined in the Statement of Purpose.

“Loan Documents”:  the documents in Section 4.01 whose delivery is a condition to the effectiveness of this Agreement and all other documents executed and delivered in connection herewith or therewith, including any amendments, supplements or other modifications to any of the foregoing.

“Loan Maturity Date”:  as defined in Section 2.03(a).

“Material Adverse Effect”:  a material adverse effect on (a) the business,

prospects, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of the Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”:  as defined in Section 2.07.

“Note”:  as defined in Section 2.02.

“OCC”:  the Office of the Comptroller of the Currency or any successor agency.

“Payment Date”: as defined in Section 2.03(a).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System as now and form time to time hereafter in effect.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. §2615.

“Requirement of Law”:  as to any Person, (i) the Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and (ii) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in the case of each of the foregoing clauses (i) and (ii) applicable to or binding upon such Person or any of its property or to which such Person or any of its material property is subject.

“Responsible Officer”:  the chief executive officer, the president or the chief financial officer of the Borrower.

“Restricted Payments”: (i) any dividend or other distribution, direct or indirect, on account of the Borrower’s Capital Stock now or hereafter outstanding, except a dividend payable solely on the Borrower’s Capital Stock, and (ii) any redemption, retirement, purchase or other acquisition, direct or indirect, of the Borrower’s Capital Stock now or hereafter outstanding, except to the extent that the consideration therefore consists solely of the Borrower’s Capital Stock or is funded solely from the proceeds of the substantially concurrent sale of any of the foregoing.

“Restructured Asset”:  means any loan in any Person made by the Borrower or any Subsidiary in which the Borrower or any Subsidiary has agreed to a change in any payment term, including (a) a change in maturity, principal amount or allocation of any mandatory or scheduled prepayment or repayment with respect to principal of, (b) the rate or payment date with respect to interest on, or (c) a change in any term reducing the anticipated economic return of, such loan.

“Risk-Weighted Assets”:  as defined in 12 C.F.R. Part 3, Appendix A.

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subsidiary”:  as to any Person, a corporation, partnership or other entity of which more than 50% of the shares of stock, or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity, are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Taxes”: any amounts paid by a Person to any Governmental Authority or accrued and which would be classified as taxes in accordance with GAAP (including, without limitation, deferred Taxes).

“Tier 1 Capital”:  as defined in 12 C.F.R. Part 3, Appendix A, §2(a).

“Tier 2 Capital”:  as defined in 12 C.F.R. Part 3, Appendix A, §2(b).

“Transfer”: as defined in Section 7.01.

“Transferee”:  as defined in Section 9.07.

“Volatile Liabilities”: the Borrower’s and each Subsidiaries’ consolidated total deposits payable to federal and state agencies and municipalities, taxes and loan note option accounts, excluding insurance premiums payable to the FDIC.

“Well Capitalized Bank”: as defined at 12 C.F.R. Part 6, Subpart A, §6.4(b)(1).

1.02 Other Definitional Provisions.

(a)   Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto.

(b)   As used herein and in the Note, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower not defined in subsection 1.01 and accounting terms partly defined in subsection 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II- THE LOAN

2.01 The Loan.

Subject to the terms and conditions hereof, the Lender hereby agrees to make a loan to the Borrower in the amount of FIVE MILLION DOLLARS ($5,000,000) on the Closing Date.

2.02 Note.

The Loan shall be evidenced by a note substantially in the form of Exhibit A hereto (the “Note”).

2.03 Repayments.

(a)   Beginning on March 31, 2017 and continuing on the last day of March, June, September and December of each year (each such date, a “Payment Date”), the Borrower shall make consecutive payments of principal in the amount of $250,000.   The Borrower shall make a final principal payment of $250,000, together with any other amounts due under this Agreement which remain unpaid on February 21, 2022 (the “Loan Maturity Date”).

(b)   The Borrower may, at any time and from time to time, prepay the Loan, without premium or penalty.   Any prepayments with respect to the Loan shall be in an aggregate principal amount of $50,000 or a whole multiple thereof and shall be applied towards satisfaction of the obligation to make payments under Section 2.03(a) in inverse order of maturity. Any amounts repaid or prepaid under the Loan may not be reborrowed.

2.04 Interest Rates and Payment Dates.

(a)   From the date of this Agreement through February 21, 2017 the Loan will bear interest at a rate per annum of 5%.  From and after February 21, 2017 the Loan will bear interest at a rate per annum equal to the sum of (i) the yield as of February 21, 2017 on United States Treasury obligations having a maturity on about February 21, 2027, plus (ii) 1.50% per annum.  Interest on the Loan shall be payable in arrears on n the last day of March, June, September and December of each year and the day the Loan is repaid.

(b)   If an Event of Default shall occur and be continuing all amounts due under the Loan Documents shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2%, until such amount is paid in full (as well after as before judgment).  Interest accruing pursuant to this paragraph shall be payable from time to time on demand.

(c)   Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal or interest on the Note that is due on a date other than a Business Day is to be made on the next succeeding Business Day.  If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension is to be included in the computation of the interest payable on such Business Day.

2.05 Computation of Interest.

Interest on the Loan shall be calculated on the basis of a 360 day year for the actual days elapsed.  The determination of any interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.  In determining the yield of United States Treasury obligations, the Lender shall make reference to financial information services nationally recognized at such time.

2.06 Requirements of Law.

(a)   If the adoption of or any change in any Requirement of Law (excluding for purposes of this Section 2.06 clause (i) of such definition) or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall subject the Lender to any tax of any kind whatsoever with respect to any Loan Document or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.07 and changes in the rate of tax on the overall net income of the Lender), then from time to time, after submission by the Lender to the Borrower of a written request therefor, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender therefor.

(b)   If the Lender shall have determined that the adoption of or any change in any Requirement of Law (excluding for purposes of this Section 2.06 clause (i) of such definition) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, after submission by the Lender to the Borrower of a written request therefor, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

2.07 Taxes.

All payments made by the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Lender hereunder or under the Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in any Loan Document.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loan the Borrower hereby represents and warrants to the Lender that:

3.01 Financial Condition.

The audited consolidated balance sheets of the Borrower as of December 31, 2005 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended on such date, reported on by KPMG LLP, copies of which have heretofore been furnished to the Lender, present fairly the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of such dates.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

3.02 No Change.

Except as set forth in Schedule 3.02 or as set forth in the financial statements referred to in Section 3.01, since September 30, 2006 (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower or any Subsidiary nor has any of the Capital Stock of the Borrower or any Subsidiary been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any such Subsidiary, and there has been no sale, transfer or other disposition by the Borrower or any Subsidiary of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person).

3.03 Corporate Existence; Compliance with Law.

The Borrower and each of its Subsidiaries:

(a)   is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or similar formation;

(b)   has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(c)   is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not, in the aggregate, have a Material Adverse Effect; and

(d)   is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, individually or in the aggregate, have a Material Adverse Effect.

3.04 Corporate Power; Authorization; Enforceable Obligations.

The Borrower has the corporate power and authority to make, deliver and perform its obligations under each of the Loan Documents, and to borrow thereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of the Loan Documents and to authorize the execution, delivery and performance of the Loan Documents.  No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is or will be required in respect of the Borrower or any Subsidiary  in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents.  This Agreement has been, and each Loan Document will be, duly executed and delivered on behalf of the Borrower.  This Agreement constitutes, and each Loan Document when executed and delivered, will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.05 No Legal Bar.

The execution, delivery and performance of any Loan Document, the borrowings thereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.06 No Material Litigation.

Except as set forth in Schedule 3.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of their properties or revenues (a) with respect to the Loan Documents or any of the transactions contemplated thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

3.07 No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.08 No Burdensome Restrictions.

No Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary has a Material Adverse Effect.

3.09 Intellectual Property.

The Borrower and each Subsidiary owns, or is licensed to use, all material trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its businesses as currently conducted (“Intellectual Property”).  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for such claim.  The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe the material rights of any Person.

3.10 Taxes.

The Borrower and each Subsidiary has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the

Borrower or any such Subsidiary, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11 Federal Regulations; Investment Company Act; Other Regulations.

As of the Closing Date, neither the Borrower nor any Subsidiary is subject to regulation under any Federal or State statute or regulation which limits its ability to incur the Indebtedness evidenced by the Note.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.12 ERISA.

Except as set forth in Schedule 3.12:

(a)   Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code and Borrower has filed all reports required to be filed under ERISA and the Code with respect to each such Plan.  The Borrower has satisfied all material requirements imposed by ERISA and the Code with respect to the funding of all Plans.

(b)   Neither a reportable event (as defined in Section 4043 of ERISA) which requires notification to the PBGC nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred or is occurring with respect to any Single Employer Plan established or maintained, or to which contributions have been made by Borrower or any Commonly Controlled Entity which would have a Material Adverse Effect.

(c)   No events or conditions have occurred and are continuing which would permit any Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any assets of the Borrower or any Commonly Controlled Entity.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans), did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.

(d)   Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw partially or completely from any Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

3.13 Subsidiaries.

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 3.13 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 3.13.

3.14 Purpose of Loan.

The proceeds of the Loan shall be used by the Borrower to make investments in CNB (i) in the form of subordinated debt, and (ii) on terms that will permit CNB to treat such subordinated debt as Tier 2 Capital.

3.15 Insurance.

The Borrower and each Subsidiary maintains insurance with financially sound and reputable insurance companies on all of its properties in such amounts and against such risks as are usually insured against by companies engaged in the same or a similar business.

3.16 FDIC Insurance.

The deposits of CNB are insured by the FDIC and no act has occurred which would adversely affect the status of CNB as an FDIC insured bank.

3.17 Bank Holding Company.

Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and to the best of its knowledge there are no conditions to its engaging in the business of being a registered bank holding company.

ARTICLE IV - CONDITIONS

4.01 Conditions to Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the satisfaction on or prior to the Closing Date, of the following conditions precedent:

(a)   Loan Documents.  The Lender shall have received

(i)    this Agreement duly executed and delivered by a Responsible Officer of the Borrower, and

(ii)   the Note duly executed by a Responsible Officer of the Borrower.

(b)   Corporate Proceedings of the Borrower.  The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note and any other Loan Document, and (ii) the borrowings contemplated hereunder, certified by the Secretary of the Borrower as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Lender.  The certificate required under this Section 4.01(b) may be combined with one or more certificates required under Sections 4.01(c), (d) and (e).

(c)   Officer’s Certificate.  The Lender shall have received an Officer’s Certificate of the Borrower dated the Closing Date, substantially in the form of Exhibit 4.01 (c) hereto, executed by a Responsible Officer of the Borrower.

(d)   Incumbency Certificate.  The Lender shall have received a certificate of the Secretary of the Borrower dated the Closing Date, as to the incumbency and signatures of the officers thereof executing the Loan Documents including, in the case of the Borrower, this Agreement and the Note, together with evidence of the incumbency of such Secretary.

(e)   Corporate Documents.  The Lender shall have received, (i) true and complete copies of the articles of incorporation and by-laws of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary of the Borrower, and (ii) a good standing certificate for the Borrower from its jurisdiction of organization.

(f)    Subordinated Loan Documents.  The Lender shall have received copies of the documentation evidencing the subordinated loan made by the Borrower to CNB, together with copies of CNB’s organizational documents, a borrowing resolution and a secretary certificate.

(g)   No Violation.  The consummation of the transactions contemplated hereby shall not contravene, violate or conflict in any material respect with, nor involve the Lender in any violation of, any Requirement of Law (including, without limitation, section 5 of the Securities Act of 1933, as amended, or Regulation T, X or other rules or regulations of the Board of Governors of the Federal Reserve System).

(h)   Filings, Registrations and Recordings.  Any documents required to be filed, and any other actions required to be taken, and the Lender shall have received evidence satisfactory to it of each such filing, registration, recordation or other action and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.

(i)    Fees.  The Lender shall have received reimbursement for all of its expenses related to the issuance of the Loan, including reasonable expenses and disbursements of its legal counsel, in an amount not to exceed $15,000.

(j)    Legal Opinions.  The Lender shall have received the executed legal opinion of Seiden Wayne, LLC, counsel to the Borrower in form and substance satisfactory to the Lender.

ARTICLE V - AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any amount is owing to the Lender, the Borrower shall, and shall cause each of its Subsidiaries to do the following:

5.01 Financial Statements.

Subject to Section 9.15, furnish to the Lender:

(a)   as soon as available, but in any event within 110 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG, LLP, or other independent certified public accountants of nationally recognized standing acceptable to the Lender;

(b)   as soon as available, but in any event not later than 52 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the Borrower’s chief financial officer as being fairly stated in all material respects in accordance with GAAP when considered in relation to the most recent audited consolidated financial statements of the Borrower (subject to year end adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.02 Certificates; Other Information.

Subject to Section 9.15, furnish to the Lender:

(a)   promptly upon transmission thereof, copies of all such financial statements, notices, reports and filings with the FDIC or the OCC, to the extent not prohibited by law (or any governmental body or agency succeeding to the functions of the FDIC or OCC by operation of law or change in designation of the Borrower as a federally regulated entity) and, if applicable, copies of all such financial statements, proxy statements, notices and reports as it sends to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(b)   promptly after receipt thereof, a copy of all management letters from the Borrower’s independent certified public accountants;

(c)   promptly with each delivery of financial statements required by Section 5.01, the Borrower will deliver to the Lender (a) a Responsible Officer’s certificate demonstrating (with computations in reasonable detail) compliance by the Borrower and its Subsidiaries with the provisions of ARTICLE VI and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

(d)   concurrently with the delivery of the financial statements referred to in Section 5.01(a), a report reflecting the social impact and related programmatic accomplishments of the Loan and the Borrower’s and its Subsidiaries’ other related activities, in a form reasonably satisfactory to the Lender; and

(e)   promptly, such additional financial and other information and copies of such documents and instruments as the Lender may from time to time reasonably request, to the extent not prohibited by law.

5.03 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith, including by appropriate proceedings, and reserves, in conformity with GAAP with respect thereto, have been provided on the books of the Borrower.

5.04 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, have a Material Adverse Effect.

5.05 Maintenance of Property; Insurance.

Keep all material property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in such amounts and against such risks (but including in any event environmental and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Lender on an annual basis, and at least thirty days prior to the expiration of any policy of insurance, a certificate demonstrating the existence of such insurance; and upon written request, full information as to details of the insurance carried.

5.06 Inspection of Property; Books and Records; Discussions; Audits.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made in all material respects of all dealings and transactions in relation to its business and activities; subject to Section 9.15, permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be required, including, without limitation, any such visit, inspection or examination by the Lender in connection with any audit conducted by the Lender, and at which a representative of the Lender may be present, of the  books and records of the Borrower and its Subsidiaries from time to time at the Lender’s discretion, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower or its Subsidiaries and with its independent certified public accountants.

5.07 Notices.

Promptly give notice to the Lender of:

(a)   the occurrence of any Default or Event of Default;

(b)   any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

(c)   any litigation or proceeding affecting the Borrower in which the amount involved is $100,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought which, if granted, could have a Material Adverse Effect; and

(d)   the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.08 Further Assurances.

Subject to Section 9.15, execute any and all further documents, and take all further action which the Lender may reasonably request in order to effectuate the transactions contemplated by the Loan Documents.

ARTICLE VI — FINANCIAL — COVENANTS

6.01 Unencumbered Assets.

The Borrower covenants that it will at all times maintain assets with a fair  market value of at least $3,000,000, and will not create, assume or suffer to exist any Lien upon any such assets.

6.02 Financial Maintenance Covenants.

The Borrower covenants that it will not permit at any time:

(a)   Capital Adequacy.  CNB or any other Depository Institution Subsidiary to fail to be classified as a Well Capitalized Bank;

(b)   Asset Quality.  (a) Consolidated Non-Performing Loans to exceed 2.00% of Consolidated Total Assets, or (b) Consolidated Loss Reserve Allowance to be less than 25.0% of Consolidated Non-Performing Loans;

(c)   Liquidity.  The Liquidity Ratio to be less than 1.25 to 1.00; or

(d)   Earnings.  (a) its return on assets to be less than 0.50%, or (b) its return on equity to be less than 10.0%.

ARTICLE VII- NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any amount remains outstanding under this Agreement, the Borrower shall not, and shall not permit any Subsidiary to:

7.01 Sale of Assets.

Sell, lease, transfer or otherwise dispose of (a “Transfer”), any assets, except

(a)   Any Depository Institution Subsidiary  may sell loans in the ordinary course of business;

(b)   The Borrower or any Subsidiary may Transfer assets that, in its good faith, reasonable judgment, have no further useful or productive capacity, are fully used depreciated, are obsolete or are no longer necessary or productive in the ordinary course of the Borrower’s business;

(c)   Transfers between Subsidiaries and from any Subsidiary to the Borrower;

(d)   Sales of Investments permitted by Section 7.03; and

(e)   Other Transfers if, after giving effect of such Transfer, (i) no Default or Event of Default exists and (ii) all assets Transferred during the then-current fiscal year would not (A) have an aggregate book value, or, if higher, market value in excess of 10% of Consolidated Tangible Net Worth at the end of the immediately proceeding fiscal year or (B) have contributed or than 10% of Consolidated Operating Profit for any of the three most recently completed fiscal years, provided that in no event shall the aggregate assets Transferred pursuant to this clause (e) have a book value, or, if higher, market value is excess of 20% of the Consolidated Tangible Net Worth.

7.02 Merger and Consolidation.

Merge or consolidate with any Person except, if no Default or Event of Default exists or result therefrom:

(a)   A Subsidiary may merge into the Borrower, if the Borrower is the surviving corporation;

(b)   A Subsidiary may merge into any other Subsidiary; and

(c)   Any Person may merge into the Borrower or any Subsidiary if the Borrower or such Subsidiary is the surviving corporation.

7.03 Restricted Investments.

Make any Investment except

(a)   That the Borrower or any Subsidiary may make Investments (i) permitted by the Borrower’s Investment Policy dated May 20, 2006, a copy of which has been provided to the Lender, as it maybe amended from time to time, provided that any amendment affecting the quality standard or the limits per Investment category will not take effect until 20 days after the Lender has received a copy of the revised Investment Policy and has not delivered to the Borrower a written dissent to such amendment within such 20 day period, or (ii) ratified at the first meeting of the Borrower’s investment committee occurring after such Investment;

(b)   Investments in stocks, obligations or securities of a Depository Institution Subsidiary or a corporation or other entity which immediately after such purchase or acquisition will be a Depository Institution Subsidiary; and

(c)   Investments made in connection with the acquisition of all of any part of loan portfolios, deposits taking activities, and other banking functions from another Person or any branch, agency or instrumentality of the federal government.

7.04 Restrictions on Subsidiaries.

(a)   Sell, assign, pledge or otherwise dispose of or part with control of, any Indebtedness owing to the Borrower or a Subsidiary, or any Capital Stock in, any of its Subsidiaries, except to the Borrower or a Subsidiary, provided that all the Capital Stock and Indebtedness of a Subsidiary may be sold as an entirety if all the assets of such Subsidiary could be sold pursuant to Section 7.01;

(b)   In the case of any Subsidiary, (i) issue or sell any Capital Stock in the Subsidiary to any Person, except to the Borrower or another Subsidiary, or (ii) enter into, or suffer to exist, any contract or agreement (including charter provisions) that imposes restrictions on any Subsidiary’s ability to pay any Restricted Payments.

7.05 Sale or Discount of Receivables.

Except as permitted under Section 7.01, discount, pledge, sell with recourse or otherwise sell any receivable.

7.06 Restricted Payments.

Directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that the Borrower may make Restricted Payments on any class of Capital Stock if (i) such Restricted Payment does not violate any law, rule or regulation applicable to the Borrower, (ii) immediately prior to and after giving effect to all such payments any Depository Institution Subsidiary is classified as a Well Capitalized Bank, and (iii) immediately prior to and after giving effect to any such Restricted Payment, no Default or Event of Default would occur.

7.07 Transactions with Affiliates.

Except as expressly permitted under Subsection 7.01(c), enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, unless such transaction is in the ordinary course of, and pursuant to the reasonable requirements of, the Borrower’s and CNB’s businesses, is in good faith and is upon fair and reasonable terms no less favorable to the Borrower or CNB, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

ARTICLE VIII- EVENTS OF DEFAULT

8.01 Bankruptcy etc.

If the Borrower or any Subsidiary shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (c) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (a) or (b) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (d) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (e) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), (c), or (d) above; the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Note shall immediately become due and payable without the need for any notice or other action by the Lender.

8.02 Other Events.

If any of the following events shall occur and be continuing:

(a)   The Borrower shall fail to pay any principal of or interest on the Note or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof, and such failure continues unremedied for a period of 10 days; or

(b)   Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or other Loan Document shall prove to have been incorrect as of the date made and the subject of that breach of representation or warranty has a Material Adverse Effect on or as of the date made or deemed made; or

(c)   The Borrower shall default in the observance or performance of any agreement contained in ARTICLE VII of this Agreement; or

(d)   The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after any Responsible Officer obtains actual knowledge thereof; or

(e)   The Borrower or any Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness, or in the payment of any Guarantee Obligation (provided that the principal amount of such Indebtedness or Guarantee Obligation exceeds, individually, or in the aggregate, $100,000), provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation (provided that the principal amount of such Indebtedness or Guarantee Obligation exceeds, individually, or in the aggregate, $100,000) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f)    (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Lender, subject the Borrower to any tax, penalty or other liabilities that in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(g)   One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000 or more and (i) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof or (ii) the judgment creditors with respect to such judgments or their successors or assigns shall have commenced enforcement proceedings, which enforcement proceedings shall have remained unstayed for 10 consecutive days; or

(h)   any Federal Reserve Bank, the FDIC or other regulatory entity shall issue or agree to enter into any formal enforcement action with or against Borrower or any Subsidiary (including, but not limited to, a formal written agreement, cease and desist order, suspension, removal or prohibition order or capital directive, but excluding a civil money penalty), or any Federal Reserve Bank, the FDIC or other regulatory entity shall issue or enter into any informal enforcement action with or against Borrower or any Subsidiary (including, but not limited to, a commitment letter, memorandum of understanding or any similar action) or assess a civil money penalty, which in each case has a Material Adverse Effect on the consolidated assets, financial condition, business or operations of Borrower or any Subsidiary;

then, and in any such event, the Lender may by notice of default to the Borrower, declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.

8.03 Other Events.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE IX - MISCELLANEOUS

9.01 Amendments and Waivers.

Neither this Agreement, the Note, or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  The Lender and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the Note and the other Loan Documents for the purpose of adding any provisions to this Agreement, the Note or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrower hereunder or thereunder.  The Lender may, from time to time, execute written instruments waiving, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement, the Note or the other Loan Documents or any Default or Event of Default and its consequences.  In the case of any waiver, the Borrower or the Lender shall be restored to their former position and rights hereunder and under the outstanding Note and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Lender shall have the right to charge a reasonable fee with respect to any amendment or waiver granted hereunder.

9.02 Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of telecopy notice, when received, or, in the case of a nationally recognized courier service, one Business Day after delivery to such courier service, addressed as follows in the case of the Borrower and the Lender or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

The Borrower:	City National Bancshares Corporation 900 Broad Street Newark, New Jersey 07102 Attention: President and Chief Financial Officer

The Lender:	The Prudential Insurance Company of America 751 Broad Street 6th Floor Newark, NJ 07102 Attention: Social Investments

provided that any notice, request or demand to or upon the Lender pursuant to Sections 2, 3 or 4 shall not be effective until received.

9.03 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04 Survival of Representations and Warranties.

All representations and warranties made hereunder or under any other Loan Document and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note.

9.05 Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Note, and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, provided that any legal fees of the Lender shall be limited to the reasonable fees and disbursements of counsel to the Lender (provided that such initial fees incurred with respect to the development, preparation and execution of the foregoing shall not exceed $15,000), (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note, the other Loan Documents and any such other documents, provided that any legal fees of the Lender shall be limited to  the reasonable fees and disbursements of counsel to the Lender, and (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Note, the  other Loan Documents and any such other documents.  The agreements in this subsection shall survive repayment of the Note and all other amounts payable hereunder.

9.06 Indemnification.

The Borrower will defend, indemnify, and hold harmless the Lender, its subsidiaries, shareholders, employees, agents, attorneys, officers, and directors, from and against any and all claims, demands, penalties, causes of action, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, foreseen or unforeseen, contingent or otherwise (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, court costs, and litigation expenses) arising out of, or in any way related to, (a) the execution, delivery, enforcement, performance and administration of any Loan Document, (b) the presence, disposal, spillage, discharge, emission, leakage, release, or threatened release of any materials of environmental concern which is at, in, on, under, about, from or affecting the Borrower’s property for which the Borrower is in any way responsible, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any such materials, (d) any lawsuit brought or threatened, settlement reached, or order or directive of or by any Governmental Authority relating to such materials, or (e) any violation or alleged violation of any environmental laws or regulations by the Borrower.  The Borrower shall not, without the prior written consent of the Lender, effect any settlement of any pending or threatened proceeding, claim or action against the Lender, in respect of which the Lender or its parent, subsidiaries, affiliates, employees, agents, officers or directors is a party or would be entitled to seek indemnification hereunder, unless such settlement includes an unconditional release of the Lender and its parent, subsidiaries, affiliates, employees, agents, attorneys, officers or directors from all liability on claims that are the subject matter of such claim, action or other proceeding and is otherwise acceptable to the Lender and its counsel, in their sole discretion, provided that, the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Lender.  The agreements in this subsection shall survive repayment of the Note and all other amounts payable hereunder.

9.07 Successors and Assigns; Purchasing Lender.

(a)   This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

(b)   The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more additional banks or financial institutions (“Purchasing Lender”) all or any part of its rights and obligations under the Loan Documents.

(c)   The Borrower authorizes the Lender to disclose to any Purchasing Lender and any prospective Purchasing Lender any and all financial information in the Lender’s possession concerning the Borrower and its Subsidiaries which has been delivered to the Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower in connection with the Lender’s credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement, provided that any such Purchasing Lender agrees to be bound by the provisions of Section 9.15.

(d)   Nothing herein shall prohibit the Lender from pledging or assigning the Note to any Federal Reserve Lender in accordance with applicable law.

9.08 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.09 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration.

This Agreement and the other Loan Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW.

THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW JERSEY.

9.12 Submission To Jurisdiction; Waivers.

The Borrower hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to the Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New Jersey, the courts of the United States of America for the District of New Jersey, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in this Agreement or at such other address of which the Lender shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

9.13 Acknowledgements.

The Borrower hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

(b)   the Lender does not have any fiduciary relationship to the Borrower, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, is solely that of debtor and creditor; and

(c)   no joint venture exists between the Lender and the  Borrower.

9.14 WAIVERS OF JURY TRIAL.

THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE LOAN DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

9.15 Confidentiality of Certain Information.

The Lender acknowledges that certain information in the possession of the Borrower and its Depository Institution Subsidiaries (e.g., personal information of depositors) is, pursuant to applicable laws, rules and  regulations, subject to confidentiality requirements.  The Lender agrees that with respect to any such information delivered to it in compliance with, or obtained as a result of the provisions of, Sections 5.01, 5.02, 5.06 or 5.08, that it will observe and maintain the confidentiality of such information as required by all applicable laws, rules and regulations.  Lender further acknowledges that it will not have access to information which the Borrower or any of its Subsidiaries is not permitted to disclose to third parties, under applicable law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered in Newark, New Jersey by their proper and duly authorized officers as of the day and year first above written.

City National Bancshares Corporation,
a New Jersey corporation

By:	/s/ Edward R. Wright
Name:	Edward R. Wright
Title:	Senior VP and CFO

The Prudential Insurance Company of
America, a New Jersey stock insurance
company

By:	/s/ Gabriella E. Morris
Name:	Gabriella E. Morris
Title:	Vice President, Community
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